SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the registrant ☒
Filed by a party other than the registrant ☐
Check the appropriate box:
☐ Preliminary proxy statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive proxy statement
☐ Definitive additional materials
☐ Soliciting material pursuant to Rule 14a-12

AMERICAN PHYSICIANS CAPITAL, INC. (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

     ☐ Fee paid previously with preliminary materials.

     ☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, schedule or registration statement no.:

     (3) Filing party:

     (4) Date filed:

1301 NORTH HAGADORN ROAD
EAST LANSING, MICHIGAN 48823

March 30, 2007

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders, which will be held on May 1, 2007 at 9:00 a.m. local time at our offices in East Lansing, Michigan. After the formal business session, there will be a report to the shareholders on the state of the Company and a question and answer session.

The attached notice and proxy statement describe the items of business to be transacted at the meeting. Your vote is important, regardless of the number of shares you own. I urge you to vote now, even if you plan to attend the Annual Meeting. You can vote your shares in person or by phone, Internet, or mail. Follow the instructions on the enclosed proxy card. If you receive more than one proxy card, please vote each card. Remember, you can always vote in person at the Annual Meeting even if you do so now, provided you are a shareholder of record or have a legal proxy from a shareholder of record.

Sincerely,

AMERICAN PHYSICIANS CAPITAL, INC.

R. Kevin Clinton,
President and Chief Executive Officer

East Lansing, Michigan
March 30, 2007

1301 NORTH HAGADORN ROAD
EAST LANSING, MICHIGAN 48823
(517) 351-1150

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 1, 2007

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of American Physicians Capital, Inc. will be held at 1301 North Hagadorn Road, East Lansing, Michigan 48823, on May 1, 2007, at 9:00 a.m. local time, for the following purposes:

(1) To elect two Class III directors to serve until the 2010 Annual Meeting of shareholders;

(2) To ratify the appointment of BDO Seidman, LLP, our independent registered public accounting firm, to audit our consolidated financial statements for 2007; and

(3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 9, 2007 are entitled to vote at the Annual Meeting.

YOUR VOTE IS IMPORTANT

PLEASE VOTE ON THE ENCLOSED PROXY CARD NOW EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU CAN VOTE BY SIGNING, DATING AND RETURNING YOUR PROXY CARD BY MAIL IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES, OR BY TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ARE A SHAREHOLDER OF RECORD OR HAVE A LEGAL PROXY FROM A SHAREHOLDER OF RECORD.

By Order of the Board of Directors,

ANNETTE E. FLOOD
Secretary

East Lansing, Michigan
March 30, 2007

American Physicians Capital, Inc.
1301 North Hagadorn Road
East Lansing, Michigan 48823
(517) 351-1150

March 30, 2007

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of American Physicians Capital, Inc., or the Company, a Michigan corporation, for use at the Company’s 2007 Annual Meeting of Shareholders, and at any and all adjournments and postponements thereof, for the purposes set forth in the accompanying notice. We intend to begin mailing this proxy statement, the attached Notice of Annual Meeting and the accompanying proxy card to shareholders on or about March 30, 2007. The following are questions and answers that will convey important information regarding the Annual Meeting and how to vote your shares.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1. Q:	Who may vote?

A:	Shareholders of our common stock as of the close of business on the record date of March 9, 2007 are entitled to vote at the Annual Meeting. Our common stock is our only class of outstanding voting securities.

2. Q:	What am I voting on?

A:	You are being asked to vote on the election of two Class III directors to serve until the 2010 Annual Meeting of shareholders. You are also being asked to ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm to audit our consolidated financial statements for 2007.

3. Q:	When and where will the Annual Meeting be held?

A:	The meeting will be held at 9:00 a.m. Eastern Daylight Time on May 1, 2007 at our headquarters located at 1301 North Hagadorn Road, East Lansing, Michigan 48823.

4. Q:	What is the difference between a shareholder of record and a beneficial owner?

A:	You are considered a shareholder of record if your shares are registered directly in your name with our transfer agent (Illinois Stock Transfer Company). The proxy statement, proxy card and annual report are being mailed directly to you. Whether or not you plan to attend the Annual Meeting, we urge you to vote your proxy card either by telephone, Internet or by mail to ensure that your vote is counted.

You are considered a beneficial owner if your shares are held in a stock brokerage account or by a bank or other nominee. This is also commonly referred to as holding shares in “street name.” The proxy statement, annual report and a vote instruction card have been forwarded to you by your broker, bank or nominee who is considered, with respect to your shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the vote instruction card included in the mailing. You are also invited to attend the Annual Meeting. However, since as a beneficial owner you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a legal proxy from your bank, broker or other agent or nominee.

5. Q:	How do I cast my vote?

A:	There are four different ways you may cast your vote this year. You may vote by:

(1) telephone, using the toll-free number listed on each proxy card (if you are a shareholder of record) or vote instruction card (if you are a beneficial owner of your shares). Please follow the instructions on your proxy or vote instruction card. If you vote using the telephone, you do not need to mail in your proxy card;

(2) Internet, go to the voting site at http:/www.illinoisstocktransfer.com, click on the heading “Internet Voting” and follow the instructions on the screen. When prompted for your Voter Control Number, enter the number printed just above your name on the front of the proxy card. If you vote using the Internet, you do not need to mail in your proxy card;

(3) signing, dating and mailing each proxy card or vote instruction card and returning it in the envelope provided; or

(4) attending the Annual Meeting and voting in person if you are a shareholder of record or, if you are a beneficial owner and have a legal proxy from the shareholder of record.

Shareholders who hold their shares in “street name” will need to obtain a voting instruction form from the institution that holds their shares and must follow the voting instructions given by that institution.

6. Q:	How do I vote if I attend the Annual Meeting?

A:	If you are a shareholder of record, you can attend the Annual Meeting and vote in person the shares you hold directly in your name. If you choose to do that, please bring the enclosed proxy card or proof of identification. If you want to vote in person at our Annual Meeting and you hold our common stock through a bank, broker or other agent or nominee, you must obtain a power of attorney or other proxy authority from that organization and bring it to our Annual Meeting. Follow the instructions from your bank, broker or other agent or nominee included with these proxy materials, or contact your bank, broker or other agent or nominee to request a power of attorney or other proxy authority. If you vote in person at the Annual Meeting, you will revoke any prior proxy you may have submitted.

7. Q:	How do I revoke or change my vote?

A:	You may revoke your proxy and change your vote at any time prior to voting at the Annual Meeting by:

(1) notifying our corporate Secretary in writing;

(2) voting by telephone or Internet (prior to Sunday, April 29, 2007 at 11:59 p.m. Central Time), since only your latest vote will be counted;

(3) signing and returning, prior to the Annual Meeting, another proxy card that is dated after the date of the vote (by telephone, Internet or proxy card) you wish to revoke or change; or

(4) voting in person at the Annual Meeting (if you are a shareholder of record or have a legal proxy from a shareholder of record).

If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

8. Q:	How many shares can vote at the Annual Meeting?

A:	As of the record date, 11,424,074 shares of our common stock were outstanding. Every shareholder of common stock is entitled to one vote for each share held.

9. Q:	What is a “quorum”?

A:	A “quorum” is the number of shares that must be present, in person or by proxy, in order for business to be transacted at the meeting. The required quorum for the Annual Meeting is a majority of the shares outstanding on the record date. There must be a quorum present for the meeting to be held. All shares represented at the Annual Meeting in person or by proxy (including those voted by telephone or Internet) will be counted toward the quorum.

10. Q:	Who will count the vote?

A:	A representative from the Illinois Stock Transfer Company, our transfer agent, will count the votes and act as inspector of election.

11. Q:	Who can attend the Annual Meeting?

A:	All shareholders who owned shares on March 9, 2007, may attend. Please indicate that you plan to attend by checking the box on your proxy card or vote instruction card, or pressing the appropriate key if voting by telephone or by Internet.

12. Q:	How will the voting on any other business be conducted?

A:	If any other business is properly presented at the Annual Meeting, R. Kevin Clinton and Frank H. Freund, officers of the Company and the named proxies, generally will have authority to vote your shares voted on the Company’s proxy card on such matters in their discretion.

13. Q:	How is my proxy tabulated if I sign and date my proxy card but do not indicate how I want to vote?

A:	If you do not indicate on the proxy card how you want your votes cast, the proxies (Mr. Clinton or Mr. Freund, as your representatives) will vote your shares FOR all of the nominees for director listed in the proxy card and FOR the ratification of the appointment of the independent registered public accounting firm.

14. Q:	Will my shares be voted if I do not sign and return my proxy card or vote by telephone or Internet?

A:	If your shares are held in street name, your brokerage firm may either vote your shares on “routine matters” (such as an election of directors or the ratification of independent registered public accounting firm) or leave your shares unvoted. We encourage you to provide instructions to your brokerage firm by completing the vote instruction form that they send to you. This enables your shares to be voted at the meeting as you direct.

If you are a shareholder of record and do not vote your proxy by telephone, Internet, mail or vote your shares in person at the Annual Meeting, your shares will not be voted.

15. Q:	Who pays the cost of the solicitation of proxies?

A:	The cost of solicitation of proxies by the Board of Directors, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our shareholders, will be borne by the Company. Proxies will be solicited primarily by mail and may also be solicited by directors, officers and other employees of the Company without additional compensation. Copies of solicitation material will be furnished to banks, brokerage houses and other agents holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. The Company has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Common Stock as of March 1, 2007, except as otherwise indicated, by each current director, each director nominee, each of the persons named in the Summary Compensation Table under “Compensation of Executive Officers,” all current directors and executive officers as a group, and each person who is known by the Company to own beneficially 5% or more of the Company’s outstanding shares of Common Stock (each, a “5% Owner”). The number of shares beneficially owned is determined under rules of the Securities and Exchange Commission, or SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire on March 1, 2007 or within 60 days thereafter through the exercise of any stock option or other right. Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table

	Number of
Name	Shares(1)	% of Class

Billy B. Baumann, M.D.(2)	57,099	*
Thomas R. Berglund, M.D.	61,278	*
R. Kevin Clinton(3)	246,570	2.1
Daniel L. Gorman(4)	240,240	2.1
Stephen H. Haynes, M.D.	20,550	*
AppaRao Mukkamala, M.D.(5)	48,961	*
D. Joseph Olson	1,375	*
Mitchell A. Rinek, M.D.(6)	4,500	*
Spencer L. Schneider(7)	45,869	*
Joseph D. Stilwell(8)	1,058,970	9.3
Larry W. Thomas	0	—
Annette E. Flood	64,163	*
Frank H. Freund(9)	189,809	1.6
All current executive officers and directors as a group (13 persons)(2)(3)(4)(5)(6)(7)(8)(9)	2,039,384	17.3
Dimensional Fund Advisors Inc.(10)	1,120,535	9.8
Stilwell Value Partners V, L.P., Stilwell Associates, L.P., Stilwell Partners, L.P., Stilwell Value LLC(8)	1,058,970	9.3
EARNEST Partners, LLC(11)	814,029	7.1
JPMorgan Chase & Co.(12)	683,830	6.0
AXA Assurances I.A.R.D. Mutuelle(13)	600,792	5.3

*	Less than one percent.

(1)	Includes shares that may be acquired upon exercise of options granted by the Company by the following persons: Dr. Baumann — 13,500 shares; Mr. Freund — 165,000 shares; Mr. Clinton — 169,950 shares; Ms. Flood — 57,450 shares; and all current executive officers and directors as a group — 405,900 shares.

(2)	Includes 34,599 shares of Common Stock held of record by the Rachel A. Baumann Revocable Living Trust U/A dated November 22, 1982, of which Dr. Baumann has power of attorney. Also includes 1,500 shares of Common Stock held of record by Rachel A. Baumann in her Individual Retirement Account.

(3)	Includes 7,902 shares of Common Stock held of record by Marilyn J. Clinton in her Individual Retirement Account. Also includes 1,500 shares held in Mr. Clinton’s children’s Irrevocable Trusts. Mr. Clinton has voting and dispositive power with respect to the shares held by his wife and children.

(4)	Includes 37,500 and 82,500 shares of Common Stock that were subjected to pre-paid variable forward sale contracts with Bear Stearns & Co. on December 23, 2004 and June 20, 2005, respectively. The shares under the

December 23, 2004 contract secure Mr. Gorman’s obligation to deliver a maximum of 37,500 shares of Common Stock or their cash equivalent on December 21, 2007. The shares under the June 20, 2005 contract secure Mr. Gorman’s obligation to deliver a maximum of 82,500 shares of Common Stock or their cash equivalent on June 20, 2008. Mr. Gorman continues to share dispositive rights as to these shares, but no longer retains the voting rights as these shares have been borrowed under the terms of the contract.

(5)	Includes 11,500 shares of Common Stock held of record by the Mukkamala Family Ltd. Partnership, a limited partnership of which Dr. Mukkamala is the general partner and has sole dispositive and voting power with respect to these shares.

(6)	Includes 1,500 shares of Common Stock held of record by the Nancy K. Rinek Living Trust U/A dated March 21, 1997, of which Dr. Rinek has voting and dispositive power.

(7)	Includes 45,000 shares of Common Stock which may be acquired upon exercise of an option granted by Stilwell Value Partners V, L.P.

(8)	The Stilwell Group has represented to the Company that it currently beneficially owns 1,058,970 shares of the Company’s common stock. Joseph Stilwell and the named entities share the voting and dispositive power with respect to all of the shares they own. 45,000 of the shares reflected in the table are subject to an option to purchase held by Spencer Schneider. See footnote (7) above. The amount reflected in the table also includes shares held by Mr. Schneider (869 shares) and John Stilwell (3,300 shares), as Joseph Stilwell has voting power with respect to these shares. The business address of Stilwell Value Partners V, L.P., Stilwell Associates, L.P., Stilwell Partners, L.P., Stilwell Value LLC and Joseph Stilwell is 26 Broadway, 23rd Floor, New York, New York 10004. See “Election of Directors — Stilwell Standstill Agreement.”

(9)	Includes 450 shares of Common Stock held of record by Mr. Freund’s children.

(10)	Based on information contained in a Form 13G/A filed on February 2, 2007, with information as of December 31, 2006. Dimensional Fund Advisors Inc. is a registered investment advisor which has sole voting and dispositive power with respect to all of the shares shown in the table. The business address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(11)	Based on information contained in a Form 13G/A filed on February 14, 2007, with information as of December 31, 2006. EARNEST Partners, LLC is a registered investment advisor which has the sole and shared voting power with respect to 258,299 shares and 199,230 shares, respectively, and has sole dispositive power with respect to all of the shares shown in the table. The business address of EARNEST Partners, LLC is 1180 Peachtree Street NE, Suite 2300, Atlanta, Georgia 30309.

(12)	Based on information contained in a Form 13G/A filed on February 2, 2007, with information as of December 31, 2006. JPMorgan Chase & Co. is the parent holding company which has the sole voting power with respect to 595,230 shares and sole dispositive power with respect to 668,080 shares. The business address of JPMorgan Chase & Co. is 270 Park Avenue, New York, New York 10017.

(13)	Based on information contained in a Form 13G filed on February 13, 2007, with information as of December 31, 2006, AXA Assurances I.A.R.D. Mutuelle is part of a group parent holding company with AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle, which has sole and shared voting power with respect to 533,293 and 12,524 shares, respectively, and has sole dispositive power with respect to all of the shares shown in the table. The business address of AXA Assurances I.A.R.D. Mutuelle is 26, rue Drouot, 75009, Paris, France.

ELECTION OF DIRECTORS

Background

The Company’s Articles of Incorporation divide the directors into three classes, designated Class I, Class II and Class III. Each year, on a rotating basis, the terms of office of the directors in one of the three classes expire. Successors to the class of directors whose terms have expired will be elected for a three-year term. The term for the Class III directors who are being elected this year will expire at the 2010 Annual Meeting of shareholders or upon the election and qualification of their successors. Directors are elected by a plurality of the votes cast, so that only votes cast “for” directors are counted in determining which directors are elected. The directors receiving the most votes “for” will be elected. Broker non-votes (if any) and withheld votes will be treated as shares present for purposes of determining the presence of a quorum but will have no effect on the vote for the election of directors.

In accordance with the Company’s director retirement policy, Thomas R. Berglund, M.D. will cease to be a director following the 2007 Annual Meeting when his term expires. The Board has determined not to replace Dr. Berglund at this time. Consequently, the Board has taken action to reduce the total number of directorships from nine to eight and the number of directors in Class III from three to two, effective immediately following the 2007 Annual Meeting. As a result, only two board seats will be available for election at the 2007 Annual Meeting. Information with respect to the two nominees proposed for election is set forth below.

The Board recommends a vote FOR the Class III nominees. The persons named in the accompanying proxy card will vote for the election of the nominees named in this proxy statement unless shareholders specify otherwise in their proxies. If any nominee at the time of election is unable to serve, or otherwise is unavailable for election, and if other nominees are designated by the Board of Directors, the persons named as proxy holders on the accompanying proxy card intend to vote for such nominees. Management is not aware of the existence of any circumstance which would render the nominees named below unavailable for election. Neither nominee, Stephen H. Haynes, M.D. and Mitchell A. Rinek, M.D., is currently a member of the Company’s Board of Directors. The Company’s Governance Committee recommended the nominations of Drs. Haynes and Rinek to the Company’s Board. The nominees were recommended by the Governance Committee’s chairperson, Thomas R. Berglund, M.D., a non-management director.

Class III Nominees For Directors With Terms Expiring in 2010

Stephen H. Haynes, M.D., age 57, has practiced as a physician and general surgeon at the Eastern New Mexico Physicians and Surgeons based in Clovis, New Mexico since July 1982. Dr. Haynes has served as Chairman on the New Mexico Regional Advisory Board for American Physicians Assurance Corporation, or American Physicians, our principal operating subsidiary, since 1998. He served as a director on the New Mexico Physician Mutual Liability Company, or NMPML, from 1986 until 1997 when NMPML merged with American Physicians and then served as a director on the American Physicians Board from May 1998 to September 2005.

Mitchell A. Rinek, M.D., age 59, is a board-certified dermatologist and has been in private practice in East Lansing, Michigan since 1977. He served as a director on the American Physicians Board from April 2001 to September 2005, and is currently a director on the Michigan Advisory Board for American Physicians.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

Incumbent Class I Directors With Terms Expiring in 2008

AppaRao Mukkamala, M.D., age 61, is a board-certified radiologist. He was a member of the American Physicians Board of Directors from 1993 to 2002, and has been a director of the Company since July 2000. He is currently the treasurer of the Michigan State Medical Society and has served on its Board of Directors since 1997.

Spencer L. Schneider, J.D., age 47, is engaged in the private practice of law in New York, New York. Opened in 1989, Mr. Schneider’s law practice includes corporate law, securities law, litigation and real estate. Mr. Schneider is a member of the Bar of the State of New York. He has been a director of the Company since February 2002 and served on the American Physicians Board of Directors from February 2002 to June 2004. See “Stilwell Standstill Agreement.”

Joseph D. Stilwell, age 45, has acted as a private investment manager overseeing the Stilwell Group of funds since 1993. Effective January 15, 2007, Mr. Stilwell was appointed to SCPIE Holding Inc. (“SCPIE”) Board of Directors, a publicly traded company based in California that primarily writes medical professional liability insurance. SCPIE is not a direct competitor of the Company as it operates outside of the Company’s markets. He has been a director of the Company since November 2004. See “Stilwell Standstill Agreement.”

Incumbent Class II Directors With Terms Expiring in 2009

Billy B. Baumann, M.D., age 70, is a retired pathologist and former chief of staff at North Oakland Medical Centers, in Pontiac, Michigan. He served as president and treasurer of the Michigan State Medical Society and was a member of their board from 1982 to 2002. Dr. Baumann served as a member of the Board of Directors of American Physicians from 1988 to 2002, and has been a director of the Company since July 2000.

R. Kevin Clinton, age 52, was appointed president and chief executive officer of the Company effective January 1, 2004, and has been a director of the Company since August 2004. Since June 2002, Mr. Clinton has served as president of American Physicians. Prior to this, he served as executive vice president and chief operating officer of the Company from October 2001 to June 2002. Prior to joining the Company in September 2001, Mr. Clinton was president, chief executive officer and a director of MEEMIC Holdings, Inc., a publicly traded property and casualty insurance holding company and a subsidiary of ProNational Insurance Company and Professionals Group, Inc., from 1997 until July 2001. Mr. Clinton was chief financial officer at ProNational Insurance Company from 1990 to 1997. Mr. Clinton is a Fellow of the Casualty Actuarial Society.

Larry W. Thomas, age 64, spent his entire career within Farm Bureau Insurance of Michigan, or Farm Bureau, a group of insurance companies based in Michigan that offer commercial and personal property and casualty insurance, life insurance, annuities and health insurance. Mr. Thomas led Farm Bureau as executive vice president from August 1989 until February 2005. From 1967 until 1987, Mr. Thomas held various accounting positions starting as an accountant and advancing his position during this period. In 1978, he was promoted to life controller and held that position until 1987. In May 1987, he was appointed vice president and corporate controller overseeing the property and casualty and life groups. Mr. Thomas also served on the Board of Directors of the Property Casualty and Life Associations in Michigan and held various officer positions within these organizations from August 1989 until his retirement in February 2005. Mr. Thomas has served as a director of the Company since April 2006.

Stilwell Standstill Agreement

The Company entered into an agreement, dated November 10, 2004, or the Stilwell Agreement, with Stilwell Value Partners, L.P. and various affiliated entities and individuals, or collectively, the Stilwell Group, whereby Joseph Stilwell, a representative of the Stilwell Group, joined the Company’s Board of Directors for a term expiring at the 2005 Annual Meeting. The Company agreed to nominate and support Mr. Stilwell and Spencer Schneider, also a representative of the Stilwell Group who was appointed to the Board pursuant to a prior standstill agreement with the Stilwell Group dated February 20, 2002, for re-election at the 2005 Annual Meeting for a term expiring at the 2008 Annual Meeting. The Stilwell Agreement provides that Mr. Stilwell will also be appointed to the Company’s compensation and investment committees for so long as he remains a director and that Mr. Schneider will remain a member of the audit and governance committees during his term.

The Stilwell Agreement requires the Stilwell Group to vote all of the Company shares that it beneficially owns (or, if directed by the Board, pro rata with all other shareholders) for each of the Company’s nominees for election to the Board, for the ratification of the appointment of independent auditors and, in other matters, in accordance with the recommendation of the Company’s Board. The Stilwell Group has also agreed not to engage in various activities, such as (i) initiating a proxy contest to elect persons to the Board or to approve shareholder proposals, (ii) initiating litigation against the Company, its directors or officers, (iii) acquiring or retaining beneficial ownership of more than 9.9% of the Company’s common stock, or (iv) proposing certain transactions with other companies that result in a “change in control” of the Company.

If the Stilwell Group’s beneficial ownership of Company common stock becomes less than 5% of the Company’s outstanding shares (other than as a result of an increase in the number of outstanding shares), then the Stilwell Group must notify the Company and the Board may require either Mr. Stilwell or Mr. Schneider (at the discretion of the Stilwell Group) to tender his resignation from the Board and all applicable Board committees.

The Stilwell Agreement will terminate and both Messrs. Stilwell and Schneider are required to tender their resignations from the Board and all committees at the request of the Board upon the earlier of (i) a reduction in the Stilwell Group’s beneficial ownership of common stock to less than 1%, (ii) the acquisition by another person of more than 50% of the Company’s voting stock (by merger or otherwise), (iii) the failure of certain entities in the Stilwell Group to continue to exist as legal entities, (iv) the death or incapacity of Mr. Stilwell or (v) November 10, 2007. In addition, the Stilwell Group may terminate the Stilwell Agreement at any time upon 15 days written notice to the Company and the resignations of Messrs. Stilwell and Schneider. The Stilwell Agreement will terminate and the resignations will become effective at the end of the 15 day period unless withdrawn by the Stilwell Group.

The Stilwell Agreement also contains a release by the Stilwell Group of any claims it has or may have against any of the Company’s current directors or officers based upon any act, omission or failure to act occurring prior or subsequent to the date of the Agreement. Such waiver does not extend to enforcement of the Stilwell Agreement itself or criminal acts.

Meetings and Committees of the Board

During 2006, there were eleven Board meetings held. Each director attended 75% or more of the total number of meetings of the Board and committees of which he was a member in 2006. Directors standing for election are expected to attend the Annual Meeting of Shareholders, according to Company policy. All of the directors serving as such at the time attended the 2006 Annual Meeting of Shareholders.

The Company’s Board has several standing committees, including a Compensation Committee, a Governance Committee and an Audit Committee. The Board has adopted a written charter for each of these committees. The charters are accessible on the Company’s website at www.apcapital.com through the “Corporate Governance” link. The Board has determined that all of the directors who will be continuing in office after the Annual Meeting of Shareholders, including all of the committee members, are “independent” under Rule 4200(a)(15) of the Nasdaq Stock Market®, except for Mr. Clinton, the Company’s President and Chief Executive Officer, or CEO. Following Drs. Haynes and Rinek’s election to the Company’s Board of Directors, the Board is expected to determine that Drs. Haynes and Rinek are “independent.”

The Compensation Committee met two times during 2006. The current members of the Compensation Committee, none of whom are employees of the Company, are Mr. Gorman, Dr. Mukkamala, Mr. Stilwell and Mr. Thomas, with Mr. Stilwell serving as Chair. In accordance with the Compensation Committee charter, the Compensation Committee oversees, reviews, assesses and approves all compensation and benefits for executive officers and makes recommendations to the Board for director compensation. The Compensation Committee is also responsible for administering the stock compensation program, reporting to the Board on compensation and personnel policies, programs and plans, and approving employee compensation and benefit programs.

The Governance Committee met three times during 2006. The current members of the Governance Committee, none of whom are employees of the Company, are Dr. Berglund, Dr. Mukkamala, Mr. Olson and Mr. Schneider, with Dr. Berglund serving as Chair. The responsibilities of the Governance Committee include, among other things, identifying and recommending to the Board qualified candidates for election as directors of the Company. The Governance Committee uses various means to identify director candidates, including recommendations from existing board members and management and nominations submitted by shareholders, and may also retain independent consultants to assist it in identifying and evaluating director candidates. The Governance Committee will consider candidates recommended by shareholders entitled to vote at the meeting and who comply with the notice procedures set forth in the Company’s bylaws, which procedures are more fully set forth under “Shareholder Proposals.”

Candidates are not evaluated on the basis of any specific minimum qualifications. In selecting candidates, the Governance Committee relies on all relevant factors regardless of whether the candidate is nominated by the Company or by a shareholder. Some of the factors on which the Governance Committee relies in selecting candidates include, without limitation, (i) personal characteristics, including personal and professional ethics and integrity; (ii) expertise useful to the Company and complementary to the background and experience of the existing directors, (iii) willingness to devote the required time to carrying out the duties and responsibilities of Board membership; (iv) commitment to Board service over a period of several years; (v) willingness to represent the best interest of shareholders and objectively appraise management performance; (vi) involvement only in activities that do not create a conflict of interest with the director’s responsibilities to the Company and its shareholders; and (vii) diversity in personal background, including race, gender, age and nationality. When evaluating any director candidate, the Governance Committee examines the candidate’s qualifications in light of the portfolio of skills, experience, perspective and background required for the effective functioning of the Board, taking into consideration the Company’s strategy, and its regulatory and market environments.

The Audit Committee met six times during 2006. The current members of the Audit Committee are Dr. Baumann, Mr. Olson, Mr. Schneider and Mr. Thomas, with Dr. Baumann serving as Chair. The Board has determined that Mr. Thomas is an “audit committee financial expert” as that term is defined under SEC Rules and that all members of the Audit Committee satisfy all other qualifications for Audit Committee members set forth in the applicable Nasdaq rules. The purpose of the Audit Committee is to assist the Board in its oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The functions of the Audit Committee include, among other things, (i) overseeing management’s conduct of the accounting and financial reporting processes, including the effectiveness of internal controls; (ii) overseeing the integrity of the Company’s financial statements; (iii) overseeing the annual independent audit, selecting the independent auditors and evaluating the function, qualifications, services, performance and independence of the auditors from time to time; (iv) overseeing the internal audit function; (v) overseeing compliance with legal and regulatory requirements, including disclosure controls and procedures; (vi) overseeing the Company’s policies, practices and compliance regarding its code of conduct; and (vii) acting as the Company’s “qualified legal compliance committee.”

Audit Committee Report

In accordance with its written charter, the Audit Committee provides assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders and investment community relating to independent auditor oversight, corporate accounting, reporting practices and the quality and integrity of the financial reports, including the internal controls over financial reporting of the Company.

The Audit Committee received and reviewed a formal written statement from the Company’s independent auditors describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.

The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

The Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements of the Company as of and for the year ended December 31, 2006.

Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Billy B. Baumann, M.D., Chair
D. Joseph Olson
Spencer L. Schneider
Larry W. Thomas

Code of Ethics

The Company has adopted a Code of Ethics that applies to all of its employees, executive officers and directors, including its chief executive officer, chief financial officer and principal accounting officer. The Code of

Ethics, as currently in effect (together with any amendments that may be adopted from time to time) is available on the Company’s website at www.apcapital.com through the “Corporate Governance” link. In the future, to the extent any waiver is granted or amendment is made with respect to the Code of Ethics that requires disclosure under applicable SEC rules, information regarding such waiver or amendment will be posted on the “Corporate Governance” page of the Company’s website.

As part of the Company’s Code of Ethics, an Ethics Hotline has been established for employees to anonymously report any concerns relating to a possible violation of the Code of Ethics. Also included in the Code of Ethics is a telephone hotline for employees and others to anonymously report any concerns regarding a possible violation of internal accounting controls or auditing related matters. These reports are forwarded by an independent service provider directly to the Chairman of the Audit Committee. The telephone number for the hotline is published in the Corporate Governance section on the Company’s website.

Shareholder Communications With the Board

A shareholder who wishes to communicate directly with the Board or with an individual director should send the communication, addressed to the Board or the individual director, to the Company’s executive offices at the address shown on the first page of this proxy statement and the communication will be forwarded to the director or directors to whom it is addressed.

Director Compensation

The following table summarizes the total compensation paid to or earned by each of the Company’s non-employee directors for fiscal year ended December 31, 2006.

	Fees Earned	All Other	Total
	or Paid in	Compensation	Compensation
Name	Cash ($)	($)(1)	($)(2)

Thomas R. Berglund, M.D.	$51,900	$15,000	$66,900
Billy B. Baumann, M.D.	46,710	—	46,710
Daniel L. Gorman	41,520	—	41,520
AppaRao Mukkamala, M.D.	41,520	—	41,520
D. Joseph Olson	41,520	—	41,520
Spencer L. Schneider	41,520	—	41,520
Joseph Stilwell	41,520	—	41,520
Larry W. Thomas	41,520	—	41,520

(1)	All other compensation consists of a car allowance of $1,250 per month.

(2)	At year-end 2006, the aggregate number of exercisable options held by each of the non-employee directors was 13,500, and there were no unexercisable options. In addition, there were no restricted shares held.

The annual retainer fee for non-employee directors was established in 2005 at $40,000, with the exception of the Chairman of the Board and Chairman of the Audit Committee who would receive annual retainer fees of $50,000 and $45,000, respectively. These fees were established based on peer-company information, and the time commitments required to perform their duties and responsibilities as directors. These fees are adjusted annually based on the average annual base salary change received by all Company employees for the year, which was 3.8% in 2006. Directors do not receive meeting fees or any other benefits related to their service to the Company, except as discussed below. Employees who serve as directors do not receive any fees or benefits for their service as a director other than their compensation as an employee of the Company.

Travel Reimbursement:  The Company reimburses all directors and officers for travel, lodging and related expenses which they incur in attending Board and committee meetings. The Chairman of the Board receives a monthly car allowance totaling $1,250 and this allowance will be paid to the Chairman until May 1, 2007, after which this allowance will be discontinued.

Stock Compensation:  Although non-employee directors are eligible for stock compensation under the terms of the Company’s Stock Compensation Plan, the Compensation Committee did not grant any equity-based awards in 2006 to any of the non-employee directors, and has elected to discontinue awarding stock compensation to non-employee directors for the foreseeable future.

Executive Officers

The executive officers of the Company are elected or appointed annually and serve as executive officers of the Company at the pleasure of the Company’s Board of Directors. The Company’s current executive officers are described below.

R. Kevin Clinton’s business experience is described above under “Incumbent Class II Directors With Terms Expiring in 2009.”

Annette E. Flood, J.D., R.N., age 47, has been the chief operating officer of American Physicians since June 2002. She was appointed secretary of the Company in August 2004 and executive vice president and chief operating officer of the Company in May 2005. She joined the Company in October 2001 as vice president of American Physicians, overseeing the Company’s medical professional liability operations. Prior to joining the Company, Ms. Flood served as senior vice president, corporate secretary and legal counsel of ProNational Insurance Company, a subsidiary of Professionals Group, Inc., from 1992 to 2000. Ms. Flood was the secretary of Professionals Group from 1996 to 2000. She served as secretary and a director of MEEMIC Holdings, Inc. from 1998 to July 2001. She also served as chief operating officer, secretary and director of MEEMIC Insurance Company, a subsidiary of MEEMIC Holdings, Inc., from 1998 to July 2001.

Frank H. Freund, C.P.A., age 46, has been executive vice president, treasurer and chief financial officer of the Company since July 2000. Mr. Freund joined the Company as chief financial officer of American Physicians in September 1997. Mr. Freund’s previous employment includes working with the Michigan practice of Deloitte & Touche LLP from October 1994 to September 1997, serving as an audit senior manager in that firm’s insurance and health care business assurance services group.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

General Philosophy

The Compensation Committee’s, or the Committee, overall compensation philosophy is to compensate each of the Company’s three executive officers, or collectively, the Named Officers, through a mix of base salary and cash bonus awards tied to the Company’s return on shareholders’ equity, or ROE. The goals of the Committee as provided in its charter consist of aligning executive compensation with shareholder interests and business performance, establishing and maintaining a measurable, consistent standard for executive compensation, enabling the Company to be competitive in hiring and motivating its executive officers and providing the executive officers of the Company a significant portion of their compensation in the form of performance-based cash incentives. The Committee believes that total compensation should be directly related to the Company’s financial performance, should align the financial interests of the executives with those of our shareholders and be effective in retaining key employees.

In 2005, after approving a final set of stock option grants, the Committee determined that no future equity-based awards would be granted. The Committee elected instead to utilize a performance-based cash bonus as the primary form of incentive compensation for several reasons:

•	the use of cash instead of equity eliminates the impact of shareholder dilution,

•	the change in accounting treatment for equity-based awards under Statement of Financial Accounting Standards No. 123(R) makes the granting of stock options less attractive than under previous accounting rules, and

•	the Committee believes that a cash bonus provides an equally motivating form of incentive compensation to our executive officers and employees.

The 2005 option grants were awarded to our Chief Executive Officer and Chief Operating Officer in an attempt to balance the amount of equity compensation held by each executive officer in relation to their position and years of service with the Company. The Committee does not intend to recommend that the Company’s Stock Compensation Plan be amended to make additional shares available for future grants. No equity awards were granted in 2006.

Base Salary

In 2005, the Committee established base salaries for the Named Officers at levels the Committee believed were appropriate taking into consideration each Named Officer’s position and level of responsibility. The Committee was furnished information from management regarding compensation levels provided at publicly traded and mutual-based companies within the medical professional liability sector with net written premium between $125 million and $400 million in 2003. The Committee used its best judgment and relied on their subjective analysis in determining the base salary levels for the Named Officers that they believed would retain and motivate the Named Officers. The Committee does not plan to re-evaluate executive officers’ base salaries against a peer group or other external industry data going forward as it believes some peer companies may compensate their executive officers based on factors outside of maximizing shareholder value. The Committee wants our executive officers to focus solely on delivering a good product to our customers and on building shareholder value.

On an annual basis, the Committee approves a Company-wide salary budget, which management utilizes to establish annual salary adjustments for its employees. In 2006 and 2007, the Committee adjusted base salaries for our Named Officers in an amount equal to the average annual base salary percentage change received by all Company employees, which was 3.8% and 3.85%, respectively. By minimizing the salary increase, the Committee believes this policy will provide an incentive for executive management to maximize their compensation through cash incentive bonuses and increasing the value of past equity-based awards, both which are tied to the financial performance of the Company.

Incentive Compensation

The Committee’s purpose in granting incentive compensation is to align management and shareholder interests and to provide incentives for management to increase shareholder value, make sound judgments on allocation of capital and carry out accretive transactions. Incentives in the form of cash bonuses are paid annually soon after the end of each year based on our performance in the preceding year. Under our Incentive Compensation Plan, or Bonus Plan, in effect for 2006, all employees of the Company, including our executive officers, were eligible to receive a cash bonus based upon a modified ROE formula. Modified ROE is (i) the sum of (A) our GAAP net income per share, as adjusted by the Committee to exclude extraordinary items and changes in accounting treatment as it deems appropriate, and (B) transaction accretion/dilution per share, divided by (ii) per share book value at the beginning of the year, excluding the deferred tax asset. ROE will be expressed as a percentage. The Committee believes its modified ROE formula is the most appropriate measurement to use to determine how well executives are employing the funds invested by shareholders to generate returns and build long-term shareholder value.

The amount of the bonus paid to any employee (including any Named Officer) is a function of the employee’s position, the employee’s annual earnings, and the amount of our modified ROE for the year. Under the Bonus Plan, no payout will occur unless a minimum ROE of 5% has been met, in which case executives would receive a bonus equal to 25% of salary. The amount of the cash bonus is based on a sliding scale and will increase as the Company’s modified ROE increases beyond the specified minimum threshold. If the modified ROE is 15%, executive officers will earn a cash bonus equal to 100% of salary. Bonuses for executive officers will increase in increments of 20% of salary for each additional 1% increase in ROE above 15%. For all other employees, the cash bonuses are subject to a maximum targeted bonus.

When establishing the allocation of the cash bonus, the Committee believes that the compensation of our Named Officers — the levels of management having the greatest ability to influence the Company’s performance — should have a higher percentage of their total compensation allocated to performance-based compensation than lower levels of management and staff. By not establishing a maximum bonus target for the Named Officers, the Committee believes it has implemented the most appropriate incentive to maximize shareholder returns. The Committee has not established a policy or specific target level for the allocation between base salary, cash bonus and previously granted equity-based awards. Rather, the Committee prefers to rely on the financial performance of the Company to dictate the appropriate allocation.

Based upon the Company’s 2006 financial results and the above-described formula, the Named Officers earned cash bonus awards equal to 200% of base salary, which were approved by the Committee in March 2007. By comparison, the bonus paid under the Bonus Plan for 2005 was 100% of salary. The incentive award for 2007, and into the foreseeable future, is expected to be based on the same modified ROE formula used in 2006.

Employee Benefits

The Company values and strives to retain its employee base by offering an outstanding compensation and benefits package to its employees, including our Named Officers, that is a step above our competitors. We do so in order to:

•	encourage our workforce to maintain a healthy lifestyle and enhance job productivity through our medical, dental and vision coverage, as well as through our corporate wellness program that, in addition to education and encouragement, provides access to an on-site facility in our home office or a subsidy for membership to a qualified fitness/exercise facility elsewhere; and

•	provide our workforce with a reasonable level of financial support in the event of illness, injury or death.

To this end, our employees are eligible to receive benefits that include medical, dental, vision, life insurance, accidental death and dismemberment coverage and short- and long-term disability insurance. The Company also provides a flexible spending account for medical and dependent care reimbursement and affords employees the opportunity to purchase life insurance benefits for their spouse and/or dependent children.

Retirement Plan

The Company provides a Retirement Plan, or the Plan, for all its eligible employees, including the Named Officers, with a payroll withholding component and a cash balance component. Pursuant to the payroll withholding component of the Plan, all employees, including the Named Officers, are eligible to participate after reaching 21 years of age, having been employed for 90 days and worked at least 250 hours within those 90 days. Participating employees may have up to 50% of their compensation withheld and invested in the Plan, subject to limits imposed by applicable law. The Company matches 100% of the first 3% of compensation withheld and 50% of the next 2% of compensation withheld, for a total match of up to 4% of an employee’s compensation.

Pursuant to the cash balance component of the Plan, all employees, including the Named Officers, are automatically eligible to participate who have reached 21 years of age and have completed six months of employment, during which time they have completed at least 500 hours of service. This portion of the Plan is 100% Company-funded. Shortly after the close of each fiscal year, the Company contributes to the Plan an amount equal to 5% of each participating employee’s total eligible compensation if the employee was employed on the last day of the year. Eligible compensation earned in 2006 was limited to $220,000 by the Internal Revenue Service. The cash balance component of the Plan has a vesting schedule as follows:

•	One year of completed service, 20% vested

•	Two years of service, 40% vested

•	Three years of service, 60% vested

•	Four years of service, 80% vested

•	Five years of service, 100% vested

All of the Named Officers are fully vested in the cash balance portion of the Plan and receive the maximum match on their payroll contributions.

Role of Executive Officers In Compensation Decisions

The Committee makes all compensation decisions with regard to our Named Officers and does not delegate any of its authority with respect to those officers. Recommendations were sought from our CEO with regard to establishing base salaries for our executive officers in 2005, which, together with the Company’s salary budget prepared by management, formed the basis for salaries in 2006 and 2007 as described above, and to establish the Company’s bonus formula and sliding scale under the Bonus Plan. These recommendations were considered together with the other information reviewed by the Committee, as discussed above, in making its compensation decisions. Our CEO also provides an annual review of performance of the Named Officers (other than himself) to the Committee for its consideration. Based on the Committee’s evaluation of each Named Officers’ performance, the Committee has discretion to make adjustments to the Named Officers’ base salaries and cash bonus awards as it deems appropriate.

Perquisites and Other Personal Benefits

The Committee does not provide our executive officers with any material perquisites and believes each executive officer is fairly compensated and motivated through the use of base salary, cash bonus awards tied to the Company’s modified ROE and the equity-based awards made in previous years.

We have entered into employment agreements with each of the Named Officers. These employment agreements include a change in control clause that provides income protection for each Named Officer in the event the Company is sold or otherwise acquired by a third party. The Committee believes it is important to provide this protection in order to ensure our Named Officers will remain engaged and committed to the Company during a merger or acquisition. See the “Employment Agreements” section for further detail on these employment agreements, including an outline of the post-termination compensation to be provided.

Stock Ownership Guidelines

The Committee has not established stock ownership guidelines for our Named Officers. The Committee believes that the Bonus Plan described above ensures the interests of our Named Officers are in line with the interests of our shareholders by encouraging actions that increase our ROE.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, restricts the deductibility of executive compensation paid to the Company’s CEO and any of the four other most highly compensated executive officers at the end of any fiscal year to not more than $1 million in annual compensation (including gains from the exercise of certain stock option grants). Qualifying performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m).

The Compensation Committee retains the authority to authorize payments that may not be deductible. The Compensation Committee has concluded, and may conclude in the future, that it is appropriate to exceed the limitations on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the best interests of the Company and its shareholders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Committee has recommended to the

Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement, and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

COMPENSATION COMMITTEE:

Joseph D. Stilwell, Chair
Daniel L. Gorman
AppaRao Mukkamala, M.D.
Larry W. Thomas

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of the Named Officers for the fiscal year ended December 31, 2006.

				Non-Equity
			Option	Incentive Plan	All Other
	Fiscal	Salary	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)

R. Kevin Clinton	2006	$622,800	$258,612	$1,244,722	$24,700	$2,150,834
President and Chief Executive Officer
Frank H. Freund	2006	326,970	—	653,481	24,720	1,005,171
Executive Vice President, Treasurer and Chief Financial Officer
Annette E. Flood	2006	326,970	85,895	653,481	23,198	1,089,544
Executive Vice President, Secretary and Chief Operating Officer

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) for option awards received prior to 2006. The Company did not grant any option awards in 2006. A discussion of the assumptions used in calculating these amounts may be found in Note 16 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	Under the Bonus Plan for 2006, each of the Named Officers were paid cash bonuses equal to 200% of their respective base salary earned in 2006. The Bonus Plan is discussed in detail in “Compensation Discussion and Analysis — Incentive Compensation.”

(3)	The amounts in “All Other Compensation” for 2006 paid to or contributed for the Named Officers are as follows:

			Cash	Other
		401(k)	Balance	Compensation
Name	Year	Match(a)	(a)	(b)	Total

R. Kevin Clinton	2006	$8,800	$11,000	$4,900	$24,700
Frank H. Freund	2006	8,800	11,000	4,920	$24,720
Annette Flood	2006	8,800	11,000	3,398	$23,198

(a)	The 401 (k) match and cash balance components of the Company’s retirement plan are discussed in further detail in “Compensation Discussion and Analysis — Retirement Plan.”

(b)	Represents the incremental cost to the Company of the additional disability insurance to the Named Officers. In addition, Mr. Freund and Ms. Flood were provided memberships to an airline club.

Grants of Plan-Based Awards

The following table sets forth information regarding the incentive award to the Named Officers during 2006 under the Bonus Plan. There were no other incentive awards or equity-based awards made during 2006 to the Named Officers.

GRANTS OF PLAN-BASED AWARDS

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
	(c)	(d)	(e)
(a)	Threshold	Target	Maximum
Name	($)	($)	($)

R. Kevin Clinton	$155,700	$622,800	n/a
Frank H. Freund	81,743	326,970	n/a
Annette E. Flood	81,743	326,970	n/a

(1)	The amounts shown in column (c) reflect the minimum payment level under the Bonus Plan, which is 25% of the target amounts shown in column (d). As there are no established maximum payment levels under the Bonus Plan for the Named Officers, column (e) is not applicable. The Company’s Bonus Plan is discussed in further detail in “Compensation Discussion and Analysis — Incentive Compensation.”

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding option awards outstanding as of December 31, 2006 previously made to the Named Officers. There were no unvested restricted stock awards outstanding at year end.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying		Option
	Unexercised	Unexercised		Exercise	Option
	Options (#)	Options (#)		Price	Expiration
Name	Exercisable	Unexercisable		($)	Date

R. Kevin Clinton	99,000	51,000	(1)	$14.36	3/4/2014
	19,950	40,050	(2)	26.50	8/3/2015
Frank H. Freund	22,500	—		9.00	12/5/2010
	142,500	—		13.63	12/6/2011
Annette E. Flood	15,000	—		13.63	12/6/2011
	30,000	—		11.13	8/9/2012
	12,450	25,050	(3)	26.50	8/3/2015

(1)	These options will vest on March 4, 2007.

(2)	These options will vest as follows: 19,950 shares on August 3, 2007 and 20,100 shares on August 3, 2008.

(3)	These options will vest as follows: 12,450 shares on August 3, 2007 and 12,600 shares on August 3, 2008.

Option Exercises and Stock Vested

The following table provides information regarding options exercised and vested as of December 31, 2006 for the Named Officers listed in the Summary Compensation Table. No restricted stock vested during 2006.

OPTION EXERCISES

	Option Awards
	Number of
	Shares	Value
	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)(1)

R. Kevin Clinton	90,000	$2,366,100
Frank H. Freund	26,250	797,475
Annette E. Flood	30,000	788,700

(1)	Value was determined by calculating the difference between the option exercise price and the market price of the common stock at the date of exercise.

Employment Agreements

On February 23, 2005, the Company, through its American Physicians subsidiary, entered into employment agreements with Named Officers, R. Kevin Clinton, President and CEO, Frank H. Freund, Executive Vice President, Treasurer and Chief Financial Officer and Annette E. Flood, Chief Operating Officer of American Physicians. In May 2005, Ms. Flood was appointed Executive Vice President and Chief Operating Officer of the Company. The employment agreements were approved and recommended by the Compensation Committee and superseded the prior employment agreements with these executives.

Unless sooner terminated as provided therein, the agreements continue in effect for one year. Thereafter, the term automatically extends for one additional day for each successive day of the executive’s employment with the Company unless replaced or terminated.

In addition, the agreements provide for participation in the Company’s short-term and long-term incentive plans, disability insurance, expense reimbursement and other customary employment benefits.

Each of the executives has agreed to preserve the confidentiality of the Company’s trade secrets, not to solicit customers of the Company for a period of one year following termination of employment and not to solicit the Company’s employees for a period of two years following termination of employment. Each executive also agrees not to compete with, or work for a competitor of, the Company for a period of one year following termination of employment.

In the event of (i) the “involuntary termination” of the executive, (ii) termination by the Company within 12 months following a “change in control” or (iii) termination by the executive within 12 months following a “change in control,” the executive is entitled to:

•	a lump-sum payment of 24 months of the then-current base salary;

•	bonus payments equal to 150% of the greater of (a) the full year bonus at 100% target for the calendar year in which termination occurs or (b) the average of his or her last two annual bonuses;

•	a lump sum payment of 18 times the then current monthly medical and dental coverage premiums (medical and dental insurance benefits are terminated upon termination of employment);

•	a $4,000 benefit payment to be applied toward the purchase of terminated disability, life and other insurance coverages; and

•	payouts of awards under long-term incentive plans, 401(k) plans and other benefit plans, in accordance with plan provisions, as well as earned but unused paid time off.

“Involuntary termination” is defined in the employment agreements to mean:

•	termination by the Company without cause;

•	permanent relocation of the executive more than 90 miles from the executive’s principal place of employment without the employee’s consent;

•	a material reduction of the executive’s duties and responsibilities; or

•	a reduction in the executive’s annual base salary.

A “change in control” is defined in the employment agreements to mean:

•	the sale by the Company of all or substantially all of its assets;

•	the sale, exchange or other disposition of the Company of more than 50% of the Company’s outstanding stock, other than by sale, exchange or disposition of the common stock from a stock offering sponsored or initiated by the Company or its Board of Directors;

•	the merger or consolidation of the Company in which the Company’s shareholders receive less than 50% of the outstanding voting stock of the new or continuing entity; or

•	a change of more than 50% of the directors of the Company’s Board of Directors, other than pursuant to nomination by a majority of the directors continuing in office.

In the event of termination under other circumstances, an executive is entitled to:

•	earned salary through the termination date;

•	earned but unused time off;

•	benefits earned under employee benefit plans through the termination date; and

•	if termination is due to death or disability, a prorated portion of the executive’s bonus earned for the year of termination.

Post-Termination Compensation and Benefits

The tables below reflect the amount of compensation payable to each Named Officer upon voluntary termination, early and normal retirement, involuntary not-for-cause termination, termination following a change in control and in the event of disability or death of the executive, as defined above in “Employment Agreements.” In the event of a change in control, any outstanding options granted to the Named Officers will become exercisable. The amounts shown assume that such termination was effective as of December 31, 2006, and that death or disability occurred on December 31, 2006. Actual amounts to be paid upon termination can only be determined at the time of such termination.

  R. Kevin Clinton

The following table shows the potential payments upon termination or a change of control of the Company for R. Kevin Clinton, President and CEO.

						Involuntary
		Early		Involuntary		Termination
	Voluntary	Retirement	Normal	Not for Cause	For Cause	Change in
Executive Benefits and Payments Upon Termination	Termination	(Rule of 65)	Retirement	Termination	Termination	Control	Death	Disability

Compensation:
Base Salary	$11,977	$11,977	$11,977	$1,245,600	$11,977	$1,245,600	$11,977	$11,977
Short-term Incentive	$0	$0	$0	$934,200	$0	$934,200	$1,244,722	$1,244,722

Subtotal	$11,977	$11,977	$11,977	$2,179,800	$11,977	$2,179,800	$1,256,699	$1,256,699
Stock Options:
Unvested and accelerated(1)	$0	$0	$0	$0	$0	$1,851,957	$0	$0
Benefits and Perquisites:
Health and Welfare	$0	$0	$0	$24,083	$0	$24,083	$0	$0
Disability Benefits(2)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Only as provided by carrier
Accrued Paid Time Off(3)	$16,768	$0	$0	$16,768	$0	$16,768	$16,768	$16,768

Subtotal	$16,768	$0	$0	$40,851	$0	$40,851	$16,768	$16,768
Total	$28,745	$11,977	$11,977	$2,220,651	$11,977	$4,072,608	$1,273,467	$1,273,467

(1)	On December 31, 2006, Mr. Clinton had 91,050 options that would become immediately exercisable upon a change in control. Equity valuations assume closing price on December 29, 2006 of $40.04 per share.

(2)	Disability benefits received only if disabled and benefits are provided by carrier.

(3)	Accrued but unpaid time off based on 52.5 hours remaining as of December 31, 2006.

  Frank H. Freund

The following table shows the potential payments upon termination or a change of control of the Company for Frank H. Freund, Executive Vice President and Chief Financial Officer.

						Involuntary
		Early		Involuntary		Termination
	Voluntary	Retirement	Normal	Not for Cause	For Cause	Change in
Executive Benefits and Payments Upon Termination	Termination	(Rule of 65)	Retirement	Termination	Termination	Control	Death	Disability

Compensation:
Base Salary	$6,288	$6,288	$6,288	$653,940	$6,288	$653,940	$6,288	$6,288
Short-term Incentive	$0	$0	$0	$490,455	$0	$490,455	$653,481	$653,481

Subtotal	$6,288	$6,288	$6,288	$1,144,395	$6,288	$1,144,395	$659,769	$659,769
Stock Options:
Unvested and accelerated	$0	$0	$0	$0	$0	$0	$0	$0
Benefits and Perquisites:
Health and Welfare	$0	$0	$0	$24,083	$0	$24,083	$0	$0
Disability Benefits(1)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Only as provided by carrier
Accrued Paid Time Off(2)	$9,432	$0	$0	$9,432	$0	$9,432	$9,432	$9,432

Subtotal	$9,432	$0	$0	$33,515	$0	$33,515	$9,432	$9,432
Total	$15,720	$6,288	$6,288	$1,177,910	$6,288	$1,177,910	$669,201	$669,201

(1)	Disability benefits received only if disabled and benefits are provided by carrier.

(2)	Accrued but unpaid time off based on 56.25 hours remaining as of December 31, 2006.

Annette E. Flood

The following table shows the potential payments upon termination or a change of control of the Company for Annette E. Flood, Executive Vice President and Chief Operating Officer.

						Involuntary
		Early		Involuntary		Termination
	Voluntary	Retirement	Normal	Not for Cause	For Cause	Change in
Executive Benefits and Payments Upon Termination	Termination	(Rule of 65)	Retirement	Termination	Termination	Control	Death	Disability

Compensation:
Base Salary	$6,288	$6,288	$6,288	$653,940	$6,288	$653,940	$6,288	$6,288
Short-term Incentive	$0	$0	$0	$490,455	$0	$490,455	$653,481	$653,481

Subtotal	$6,288	$6,288	$6,288	$1,144,395	$6,288	$1,144,395	$659,769	$659,769
Stock Options:
Unvested and accelerated(1)	$0	$0	$0	$0	$0	$339,177	$0	$0
Benefits and
Perquisites:
Health and Welfare	$0	$0	$0	$24,083	$0	$24,083	$0	$0
Disability Benefits(2)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	Only as provided by carrier
Accrued Paid Time Off(3)	$3,773	$0	$0	$3,773	$0	$3,773	$3,773	$3,773

Subtotal	$3,773	$0	$0	$27,856	$0	$27,856	$3,773	$3,773
Total	$10,061	$6,288	$6,288	$1,172,251	$6,288	$1,511,428	$663,542	$663,542

(1)	On December 31, 2006, Ms. Flood had 25,050 options that would become immediately exercisable upon a change in control. Equity valuations assume closing price on December 29, 2006 of $40.04 per share.

(2)	Disability benefits received only if disabled and benefits are provided by carrier.

(3)	Accrued but unpaid time off based on 22.5 hours remaining as of December 31, 2006.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2006 were Mr. Schwartz, Dr. Mukkamala, Mr. Gorman, and Mr. Stilwell. Dr. Mukkamala served as a non-employee officer of the Company’s subsidiary, American Physicians prior to American Physicians’ conversion in 2000, and prior to his appointment to the Compensation Committee of the Company’s Board of Directors.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Although the Company does not have a written policy with regard to the approval of transactions between the Company and its executive officers and directors, such transactions are subject to the limitations on conflicts of interest contained in the Company’s Code of Ethics and Conduct and are generally discouraged by the Company. To the extent any such transactions are proposed, they would be subject to approval by the Audit Committee of the Board of Directors in accordance with the Audit Committee’s charter, applicable law and the Nasdaq Stock Market® Marketplace Rules, which require that any such transactions required to be disclosed in the Company’s proxy statement be approved by a committee of independent directors of the Company’s Board of Directors.

INDEPENDENT ACCOUNTANTS

General

The accounting firm of BDO Seidman, LLP, or BDO, acted as the Company’s independent registered accountant to audit the financial statements of the Company for 2006 and 2005. Representatives of BDO are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. Such representatives will have the opportunity to make a statement if they desire to do so.

Change in Registrant’s Independent Registered Public Accounting Firm

On March 24, 2005, the Company dismissed PricewaterhouseCoopers LLP, or PwC, as the Company’s independent registered public accounting firm. The Company’s Audit Committee approved the dismissal of PwC.

PwC’s reports on the consolidated financial statements of the Company for the years ended December 31, 2004 and 2003 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the years ended December 31, 2004 and 2003 and through March 24, 2005, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the subject matter of the disagreements in PwC’s reports on the Company’s financial statements for such years.

During the years ended December 31, 2004 and 2003 and through March 24, 2005, there have been no reportable events, as defined in Item 304 of Regulation S-K, except as noted in the following paragraph.

In the course of evaluating the Company’s internal control over financial reporting as of December 31, 2004, the Company’s management noted a matter that it considered to be a material weakness. As of December 31, 2004, the Company did not maintain effective controls over underwriting and claims processes performed at its New Mexico location. The control deficiency at this location relates to deficiencies in the Company’s processing and recording of premiums, paid losses, loss adjustment expenses and the related case reserves at December 31, 2004.

As discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, there was a material weakness in the Company’s internal controls over financial reporting at our New Mexico location at December 31, 2004. The control deficiency did not result in any adjustments to the 2004 annual or interim consolidated financial statements. As discussed in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005, management implemented several additional control procedures in the first quarter of 2005. Based on the results of our 2005 internal controls testing related to the New Mexico location, management concluded that the material weakness related to the New Mexico operations has been successfully remediated. In addition during 2005, the Company successfully completed the conversion of New Mexico policy and claims data from the information system currently used to that used by the Company’s other operating locations. This conversion has further enhanced the effectiveness of controls related to the New Mexico location.

Effective March 30, 2005, the Company’s Audit Committee appointed BDO as its principal independent registered public accounting firm to audit the Company’s 2005 consolidated financial statements. BDO was not consulted on any matter described in Item 304(a)(2) of Regulation S-K during the Company’s two most recent fiscal years and subsequent interim period preceding the engagement of BDO.

Fees Paid to Independent Auditors

Audit Fees.  BDO billed the Company a total of $570,000 for professional services in connection with the audit of the 2006 financial statements and management’s assessment of the effectiveness of internal control over financial reporting, and the review of the financial statements contained in the Company’s Form 10-Q reports filed during 2006. BDO billed the Company a total of $535,000 for professional services in connection with the audit of the 2005 financial statements and management’s assessment of the effectiveness of internal control over financial reporting, and the review of the financial statements contained in the Company’s Form 10-Q reports filed during 2005.

Audit-Related Fees.  BDO billed the Company a total of $21,000 and $33,875 for services rendered during 2006 and 2005, respectively, primarily in connection with the audit of the retirement plan and review of the 2007 proxy statement.

Tax Fees.  BDO did not bill the Company for tax fees during 2006 or 2005.

All Other Fees.  BDO did not bill the Company for other services rendered during 2006 and 2005.

The Audit Committee of the Board does not consider the provision of the services described above by BDO to be incompatible with the maintenance of BDO’s independence.

The Audit Committee has adopted a pre-approval policy for all audit and non-audit services pursuant to which it pre-approves all audit and non-audit services provided by the independent registered public accounting firm prior to the engagement with respect to such services (other than certain de-minimis non-audit services). To the extent that an engagement for audit and/or non-audit services is needed by the Company between Audit Committee meetings, the Audit Committee chairman is authorized by the Audit Committee to approve the required engagement on its behalf. The Audit Committee chairman must report all such pre-approvals to the Audit Committee at its next meeting for review and ratification by the full Audit Committee. All of the services performed by BDO for the Company during 2006 were pre-approved by the Audit Committee.

Ratification Of Appointment Of Independent Registered Public Accounting Firm

The Audit Committee has appointed the firm of BDO to act as the independent registered public accountants to audit the Company’s 2007 consolidated financial statements. As a matter of good corporate governance, we are asking our shareholders to ratify the appointment of BDO as the Company’s independent registered public accounting firm for 2007. The affirmative vote of the holders of a majority of the shares of the Company’s common stock voting in person or by proxy is required to ratify the appointment of the independent registered public accounting firm. Abstentions and broker non-votes will be disregarded for purposes of determining the number of votes counted toward this vote.

If the shareholders fail to ratify the appointment of BDO, the Audit Committee would reconsider its appointment of BDO. However, even if the appointment of BDO is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our shareholders’ best interests.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFYING THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE COMPANY’S 2007 CONSOLIDATED FINANCIAL STATEMENTS.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors, executive officers and ten percent owners to file reports of holdings and transactions in Company stock with the SEC. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto and written representations furnished to the Company, the Company’s officers, directors and ten percent beneficial owners timely filed all required reports since the beginning of 2006 pursuant to Section 16(a) of the Exchange Act, except that Director Mr. Schneider filed one late Form 4 reporting one transaction.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2008 Annual Meeting of Shareholders which are eligible for inclusion in the Company’s Proxy Statement for that meeting under Rule 14a-8 under the Exchange Act must be received by the Company not later than December 1, 2007 in order to be considered for inclusion in the Company’s Proxy Statement relating to that meeting. Such proposals should be addressed to the Secretary at the Company’s principal executive offices (the address for which is on the front of this Proxy Statement) and should satisfy the informational requirements applicable to shareholder proposals contained in the applicable rules of the SEC.

In addition, the Company’s bylaws provide that, in order for a shareholder proposal or nomination to be properly brought before the 2008 Annual Meeting, written notice of such proposal or nomination must be received by the Company at its principal executive offices, on or before February 1, 2008. As required by the bylaws, such shareholder notice shall identify each person proposed for nomination for election or reelection as a director, and all information relating to the proposed nominee(s) that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act. As to any other proposal, the shareholder should include a brief description of the proposal, the reason for the proposal, and any material interest in the proposal that the shareholder or beneficial owner has. The notice must also include the name and address of the shareholder giving the notice, as they appear on the corporation’s books, and the beneficial owner, if any, on whose behalf the nomination or proposal is made, and the class and number of shares of the corporation which are owned beneficially and of record by such shareholder and such beneficial owner. If the date for the 2008 Annual Meeting is significantly different than the first anniversary of the 2007 Annual Meeting, the bylaws provide for an adjustment to the notice period described above.

By Order of the Board of Directors,

ANNETTE E. FLOOD
Secretary

East Lansing, Michigan
March 30, 2007

AMERICAN PHYSICIANS CAPITAL, INC.
PROXY STATEMENT

The Directors and Officers Of

cordially invite you to attend our
Annual Meeting of Shareholders
Tuesday, May 1, 2007, 9:00 a.m. edt
APCapital’s Headquarters
1301 North Hagadorn Road, East Lansing, Michigan

You can vote in one of three ways:  1) By Mail,  2) By Internet,  3) By Phone.
See the reverse side of this sheet for instructions.
IF YOU ARE NOT VOTING BY TELEPHONE OR BY INTERNET, COMPLETE BOTH SIDES OF PROXY CARD,
DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:
Illinois Stock Transfer Co.
209 West Jackson Boulevard, Suite 903
Chicago, Illinois 60606

DETACH PROXY CARD HERE			DETACH ATTENDANCE CARD HERE AND MAIL WITH PROXY CARD

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the nominees named on the other side of this proxy card and FOR the ratification of the appointment of the independent registered public accounting firm. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated March 30, 2007, and the 2006 Annual Report to Shareholders. The undersigned ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

VOTER CONTROL NUMBER ABOVE NAME HERE
If you plan to personally attend the Annual Meeting of Shareholders on May 1, 2007, please check the box and list the names of attendees below.

Return this stub in the enclosed envelope with your completed proxy card.

	Dated:	, 2007

	Signature		I/We plan to attend the Annual Meeting. ☐

	Signature if held jointly:		Names of persons attending:

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
IF VOTING BY MAIL, PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

TO VOTE BY MAIL
To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided.
TO VOTE BY INTERNET
Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:
     1. Read the accompanying Proxy Statement.
     2. Visit our Internet voting site at http://www.illinoisstocktransfer.com, click on the heading “Internet Voting” and follow the instructions on the screen.
     3. When prompted for your Voter Control Number, enter the number printed just above your name on the front of the proxy card.
Please note that all votes cast by Internet must be completed and submitted prior to Sunday, April 29, 2007 at 11:59 p.m. Central Time.
Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.
This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.

If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail

TO VOTE BY TELEPHONE
Your telephone vote is quick, confidential and immediate. Just follow these easy steps:
     1. Read the accompanying Proxy Statement.
     2. Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.
     3. When asked for your Voter Control Number, enter the number printed just above your name on the front of the proxy card below.
Please note that all votes cast by telephone must be completed and submitted prior to Sunday, April 29, 2007 at 11:59 p.m. Central Time.
Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

If You Vote By TELEPHONE, Please Do Not Return Your Proxy Card By Mail

REVOCABLE PROXY	AMERICAN PHYSICIANS CAPITAL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned as a shareholder of record on March 9, 2007 hereby appoints R. Kevin Clinton and Frank H. Freund or any of them, proxies with full power of substitution and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of American Physicians Capital, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on May 1, 2007, and at any adjournments thereof, upon all matters properly coming before the meeting including, without limitation, those set forth in the related Notice of Meeting and Proxy Statement dated March 30, 2007. In their discretion, to the extent permitted by law, the proxies are also authorized to vote upon such matters as may properly come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated March 30, 2007, is unable to serve or, for good cause, will not serve.

The Board recommends a vote “FOR” all nominees and “FOR” Proposal 2.
Proposal 1. ELECTION OF DIRECTORS -

☐ FOR ALL NOMINEES

☐ WITHHOLD FROM ALL NOMINEES

CLASS III NOMINEES: 01 Stephen H. Haynes, M.D. 02 Mitchell A. Rinek, M.D.

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s name in space provided below.)

Proposal 2. Ratification of the appointment of BDO Seidman, LLP as independent registered public accounting firm for 2007.

☐ FOR ☐ AGAINST ☐ ABSTAIN

(to be signed on the other side)